Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-168170), the Registration Statement (Form S-8 No. 333-162835), the Registration Statement (Form S-8 No. 333-53222), Registration Statement (Form S-8 No. 333-86968) and the Registration Statement (Form S-3 No. 333-107079) pertaining to TradeStation Group, Inc. and subsidiaries of our reports dated March 11, 2011, with respect to the consolidated financial statements of TradeStation Group, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of TradeStation Group, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida
March 11, 2011